Exhibit 99.1

PARSONS

THIRD QUARTER 2021

Earnings Press Release

PARSONS® THIRD QUARTER 2021 Earnings Press Release

Parsons Reports Third Quarter 2021 Results

Q3 2021 Financial Highlights

▪	Revenue of $956 million, representing sequential total and organic growth of 9% and 7%, respectively
▪	Net income of $19 million and margin of 2.0%
▪	Adjusted EBITDA of $84 million and margin of 8.8%
▪	Cash flow from operations of $77 million for the third quarter
▪	Book-to-bill ratio of 1.1x in Q3 2021 and 1.3x for the trailing twelve months
▪	Record total backlog of $8.6 billion, a 10% year-over-year increase

Strategic Highlights

▪	Five contract wins over $100 million each
▪	Completed two strategic acquisitions, BlackHorse Solutions, Inc. and Echo Ridge, LLC
▪	Authorized and began executing on $100 million share repurchase program
▪	Reiterated fiscal year 2021 guidance

CENTREVILLE, VA – November 3, 2021, Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2021.

CEO Commentary

“Overall, we had a good third quarter as we delivered on the strategic and financial objectives we established at the conclusion of the second quarter. We reported strong sequential total and organic revenue growth of 9% and 7%, respectively, won a number of significant contract awards, increased hiring activity, delivered strong program execution and reported solid margins in our core businesses. We also closed two key acquisitions and announced a $100 million dollar share repurchase program, which will enable us to continue to drive shareholder value while maintaining ample balance sheet flexibility,” said Carey Smith, president and chief executive officer of Parsons.

“As I look forward, I remain excited about our prospects. We are well positioned across two large, attractive, and growing markets, as evidenced by our performance in the quarter. We have solidified our core business with recent recompete wins, hired key talent to drive future growth, and reported record backlog. We remain confident in our ability to achieve our 2021 guidance and believe the momentum we are seeing across both segments will continue to build as we move through Q4 and into 2022.”

Third Quarter 2021 Results

Sequential Comparisons (Q3 2021 vs. Q2 2021)

Total revenue for the third quarter of 2021 increased by $77 million, or 9%, to $956 million. Total revenue excluding $18 million from acquisitions increased 7% sequentially. Operating income increased 97% to $40 million primarily due to an increase in business volume on existing contracts and recent contract awards, and a reduction in write-downs. Net income increased to $19 million and net income margin increased to 2.0%. Diluted earnings per share (EPS) attributable to Parsons was $0.18 in the third quarter of 2021, compared to $0.06 in the second quarter of 2021.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2021 was $84 million, a 28% increase over the second quarter of 2021. Adjusted EBITDA margin was 8.8% in the third quarter of 2021, compared to 7.5% in the second quarter of 2021. Adjusted EPS was $0.44 in the third quarter of 2021, compared to $0.32 in the second quarter of 2021. The sequential adjusted EBITDA and adjusted EPS increases were driven primarily by the items noted above.

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Year-over-Year Comparisons (Q3 2021 vs. Q3 2020)

Total revenue for the third quarter of 2021 decreased by $48 million, or 5%, to $956 million. Total revenue excluding $52 million from acquisitions decreased 10%. Operating income decreased 40% to $40 million primarily due to $12.2 million of write-downs taken on two legacy Critical Infrastructure programs and increased insurance costs. Net income decreased to $19 million and net income margin decreased to 2.0%. Diluted earnings per share (EPS) attributable to Parsons was $0.18 in the third quarter of 2021, compared to $0.40 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2021 was $84 million, a 16% decrease over the prior year period. Adjusted EBITDA margin was 8.8% in the third quarter of 2021, compared to 10.0% in the third quarter of 2020. Adjusted EPS was $0.44 in the third quarter of 2021, compared to $0.57 in the third quarter of 2020. The year-over-year adjusted EBITDA and adjusted EPS decreases were driven by the items noted above.

Segment Results

Federal Solutions Segment

Federal Solutions Sequential Comparisons (Q3 2021 vs. Q2 2021)

	Three Months Ended		Growth
	September 30, 2021	June 30, 2021	Dollars/ Percent	Percent
Revenue	$499,291	$442,675	$56,616	13%
Adjusted EBITDA	$46,559	$32,579	$13,980	43%
Adjusted EBITDA margin	9.3%	7.4%	1.9%	27%

Third quarter 2021 revenue increased $57 million, or 13%, from the second quarter of 2021 primarily due to an increase in business volume on existing contracts and recent contract awards, and $18 million of acquisition revenue. Federal Solutions revenue excluding $18 million from acquisitions increased 9%.

Third quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $14 million, or 43%, compared to the second quarter of 2021. Adjusted EBITDA margin increased to 9.3% from 7.4% in the second quarter of 2021. These increases were primarily driven by a $6.9 million reserve taken on a Federal Solutions program in Q2 2021, and increased business volume on existing contracts and recent contract awards, and acquisitions.

Federal Solutions Year-over-Year Comparisons (Q3 2021 vs. Q3 2020)

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 30, 2021	September 30, 2020	Dollars/ Percent	Percent	September 30, 2021	September 30, 2020	Dollars/ Percent	Percent
Revenue	$499,291	$498,156	$1,135	0%	$1,394,035	$1,457,937	$(63,902)	-4%
Adjusted EBITDA	$46,559	$45,936	$623	1%	$111,195	$125,401	$(14,206)	-11%
Adjusted EBITDA margin	9.3%	9.2%	0.1%	1%	8.0%	8.6%	-0.6%	-7%

Third quarter 2021 revenue increased $1 million, or 0%, compared to the prior year period primarily due to $52 million of acquisition revenue. Total revenue excluding acquisition revenue decreased 10% from the prior year period primarily due to program completions and wind-downs and lower pass-through revenue.

Third quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $1 million, or 1%. Adjusted EBITDA margin increased to 9.3% from 9.2% in the prior year period. The increase was primarily related to acquisitions, offset by a decrease in business volume.

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Critical Infrastructure Segment

Critical Infrastructure Sequential Comparisons (Q3 2021 vs. Q2 2021)

	Three Months Ended		Growth
	September 30, 2021	June 30, 2021	Dollars/ Percent	Percent
Revenue	$456,759	$436,681	$20,078	5%
Adjusted EBITDA	$37,833	$33,148	$4,685	14%
Adjusted EBITDA margin	8.3%	7.6%	0.7%	9%

Third quarter 2021 revenue increased $20 million, or 5%, from the second quarter of 2021 primarily due to a reduction in write-downs, and increased revenue from recent contract awards.

Third quarter 2021 Critical Infrastructure adjusted EBITDA including noncontrolling interests increased by $5 million, or 14%, compared to the second quarter of 2021. Adjusted EBITDA margin increased to 8.3% from 7.6% in the second quarter of 2021. These increases were primarily driven by a reduction in write-downs and an increase in business volume.

Critical Infrastructure Year-over-Year Comparisons (Q3 2021 vs. Q3 2020)

	Three Months Ended		Growth		Nine Months Ended		Growth
	September 30, 2021	September 30, 2020	Dollars/ Percent	Percent	September 30, 2021	September 30, 2020	Dollars/ Percent	Percent
Revenue	$456,759	$506,080	$(49,321)	-10%	$1,316,068	$1,496,751	$(180,683)	-12%
Adjusted EBITDA	$37,833	$54,865	$(17,032)	-31%	$107,623	$127,057	$(19,434)	-15%
Adjusted EBITDA margin	8.3%	10.8%	-2.5%	-24%	8.2%	8.5%	-0.3%	-4%

Third quarter 2021 Critical Infrastructure revenue decreased $49 million, or 10%, compared to the prior year period primarily due to program completions, lower pass-through revenue, and a $6.3 million impact from a write-down taken on a legacy Critical Infrastructure program.

Third quarter 2021 adjusted EBITDA including noncontrolling interests decreased by $17 million, or 31%, compared to the prior year period. Adjusted EBITDA margin decreased to 8.3% from 10.8% in the prior year period. These decreases were driven by an $12.2 million impact from write-downs taken on two legacy Critical Infrastructure programs and an increase in insurance costs.

Third Quarter 2021 Key Performance Indicators

▪	Book-to-bill ratio (third quarter): 1.1x on net bookings of $1.0 billion. Book-to-bill ratio (trailing twelve-months): 1.3x on net bookings of $4.8 billion.
▪	Total backlog: $8.6 billion, a 10.4% increase from the third quarter of 2020.
▪

Cash flow from operating activities: Third quarter 2021: $77 million. For the nine months ended September 30, 2021, cash flow from operating activities was $116 million, compared to $113 million in the prior year period.

▪

Net Debt: Cash and cash equivalents were $276 million and total debt was $591 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the third quarter of 2021 was 1.0x. The company defines net debt as total debt less cash and cash equivalents.

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Significant Contract Wins in the Third Quarter of 2021

Parsons continues to win large strategic contracts in markets of national security and ESG importance. During the third quarter of 2021, the company won five single-award contracts worth more than $100 million each, a company record. In addition, Parsons continues to win meaningful multiple-award IDIQ contract with significant ceiling values.

▪

Awarded a new single-award contract with a $953 million ceiling value. Parsons’ will lead a talented industry team that will design, mature, procure, integrate, operate, and maintain Air Base Air Defense (ABAD) systems across the European and African continent areas of responsibility for the U.S. Air Forces.

▪	Awarded a $556 million recompete contract with a classified customer, securing a critical recompete.
▪

Awarded a new $145 million contract by the Department of the Army, US Army Corps of Engineers Norfolk District, to develop a facility to treat hazardous energetic waste streams from the Radford Army Ammunition Plant.

▪

Awarded a $139 million option year contract by the Space and Missile Systems Center for satellite operations, prototyping and integration for support and delivery, network, infrastructure, hardware, and architecture solutions.

▪	Awarded a new $126 million contract with Saudi Arabia’s Ministry of Housing to provide program management services for the development of affordable housing in that country.
▪

Awarded a prime position on the General Services Administration‘s multiple-award ASTRO indefinite-delivery, indefinite-quantity (IDIQ) contract. The contract has a potential value in the multi-billions with no defined ceiling value and a 10-year ordering period. This new contract focuses on providing innovative, future technology, products, solutions, and capabilities to the Department of Defense across the all-domain battlespace.

▪

Awarded a prime position on the U.S. Air Force’s multiple-award IDIQ Eglin Wide Agile Acquisition Contract (EWAAC). The new contract has a 10-year ordering period with a ceiling value of $46 billion and will provide digital and model-based systems engineering, agile processes, open systems architectures, weapons integration and data analytics for Eglin AFB, Florida, and its mission partners.

Additional Third Quarter 2021 Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives and Delivering a Better World. During the quarter, Parsons’ employees continued to support families of U.S. fallen military men and women, as well as minority groups and small businesses. The company also continues to have projects recognized for their superior performance and positive impacts on society. In addition, the company made several new strategic hires in the quarter, closed two acquisitions and its Board authorized a $100 million share repurchase program.

▪

For the 14th consecutive year, Parsons hosted an event to raise money to support the families of U.S. fallen military men and women. The company’s employees also created web sites for the 48in48 social justice event for nonprofits founded and run by black, indigenous, and people of color.

▪

Parsons officially opened the National Intelligence Small Business Center in Annapolis Junction, Maryland to continue to strengthen the company’s support for small businesses, foster our mentor/protégé programs and more.

▪

Announced that the company’s Salt Waste Processing Facility program was recognized as a finalist for 2021 project of the year by the Project Management Institute. The PMI Project of the Year Award recognizes large and complex projects that best deliver superior performance of project management practices, superior organizational results, and positive impacts on society for projects greater than $75 million.

▪

Added several strategic hires to the company’s executive leadership team including a talented Chief Human Resources Officer with over three decades of experience as a successful HR leader, a recognized growth executive to run the company’s Critical Infrastructure Connected Communities business unit, and a proven performer in driving organic growth to run Parsons’ Federal Solutions Engineered Systems business unit.

▪

Closed the BlackHorse Solutions, Inc. and Echo Ridge, LLC acquisitions. BlackHorse expands Parsons’ customer base and capabilities in next-generation military, intelligence, and space operations, specifically in cyber, electronic warfare,

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and information dominance. Echo Ridge adds position, navigation, and timing devices; modeling, simulation, test, and measurement tools; and deployable software defined radio products and signal processing services to Parsons’ space portfolio.

▪

Announced the company’s Board of Directors authorized the repurchase of up to $100 million of the company’s common stock. During the 2021 third quarter, the company repurchased approximately 245,000 shares for an aggregate purchase price of $8.7 million.

Fiscal Year 2021 Guidance

The company is reiterating the fiscal year 2021 guidance it issued on August 4, 2021, based on its financial results for the first nine months of 2021 and its current outlook for the remainder of year. The table below summarizes the company’s fiscal year 2021 guidance.

Fiscal Year 2021 Guidance
Revenue	$3.6 billion - $3.7 billion
Adjusted EBITDA including non-controlling interest	$295 million - $315 million
Cash Flow from Operating Activities	$195 million - $215 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2021.

Conference Call Information

Parsons will host a conference call today, November 3, 2021, at 8:00 a.m. ET to discuss the financial results for its third quarter 2021.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s third quarter 2021 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 7562048.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through November 10, 2021, at +1 855-859-2056 (domestic) or +1 404-537-3406 (international) and entering passcode 7562048.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the global security, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we’re making an impact

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of

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the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2020 on Form 10-K, filed on February 24, 2021, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenue	$956,050	$1,004,236	$2,710,103	$2,954,688
Direct cost of contracts	734,652	788,769	2,084,062	2,307,725
Equity in earnings of unconsolidated joint ventures	9,570	16,741	26,528	26,624
Selling, general and administrative expenses	191,231	165,937	566,991	537,351
Operating income	39,737	66,271	85,578	136,236
Interest income	65	88	315	512
Interest expense	(4,052)	(5,475)	(13,503)	(13,656)
Other income (expense), net	184	1,653	(1,202)	1,916
Total other income (expense)	(3,803)	(3,734)	(14,390)	(11,228)
Income before income tax expense	35,934	62,537	71,188	125,008
Income tax expense	(9,165)	(16,017)	(18,378)	(32,992)
Net income including noncontrolling interests	26,769	46,520	52,810	92,016
Net income attributable to noncontrolling interests	(7,411)	(5,862)	(17,711)	(15,086)
Net income attributable to Parsons Corporation	$19,358	$40,658	$35,099	$76,930
Earnings per share:
Basic	$0.19	$0.40	$0.34	$0.76
Diluted	$0.18	$0.40	$0.33	$0.76

Weighted average number shares used to compute basic and diluted EPS
(in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Basic weighted average number of shares outstanding	102,478	100,737	102,464	100,700
Stock-based awards	752	378	638	321
Convertible senior notes	8,917	4,458	8,917	-
Diluted weighted average number of shares outstanding	112,147	105,574	112,018	101,022

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes
(in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to Parsons Corporation	19,358	40,658	35,099	76,930
Convertible senior notes if-converted method interest adjustment	534	1,164	1,593	-
Diluted net income attributable to Parsons Corporation	19,892	41,822	36,692	76,930

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including $51,516 and $75,220 Cash of consolidated joint ventures)	$275,506	$483,609
Restricted cash and investments	1,197	3,606
Accounts receivable, net (including $152,471 and $190,643 Accounts receivable of consolidated joint ventures, net)	627,445	698,578
Contract assets (including $27,354 and $23,498 Contract assets of consolidated joint ventures)	569,294	576,568
Prepaid expenses and other current assets (including $21,764 and $3,045 Prepaid expenses and other current assets of consolidated joint ventures)	113,129	80,769
Total current assets	1,586,571	1,843,130

Property and equipment, net (including $1,499 and $2,629 Property and equipment of consolidated joint ventures, net)	105,895	121,027
Right of use assets, operating leases	188,519	210,398
Goodwill	1,411,465	1,261,978
Investments in and advances to unconsolidated joint ventures	102,677	68,975
Intangible assets, net	235,927	245,958
Deferred tax assets	147,260	130,200
Other noncurrent assets	45,619	56,038
Total assets	$3,823,933	$3,937,704

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $93,697 and $97,810 Accounts payable of consolidated joint ventures)	$188,761	$225,679
Accrued expenses and other current liabilities (including $81,336 and $68,801 Accrued expenses and other current liabilities of consolidated joint ventures)	626,171	650,753
Contract liabilities (including $18,720 and $33,922 Contract liabilities of consolidated joint ventures)	186,789	201,864
Short-term lease liabilities, operating leases	54,466	54,133
Income taxes payable	4,472	4,980
Short-term debt	-	50,000
Total current liabilities	1,060,659	1,187,409
Long-term employee incentives	19,486	21,828
Long-term debt	591,399	539,998
Long-term lease liabilities, operating leases	157,590	182,467
Deferred tax liabilities	23,554	12,285
Other long-term liabilities	117,369	132,300
Total liabilities	1,970,057	2,076,287
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,506,406 and 146,609,288 shares issued; 32,538,566 and 25,719,350 public shares outstanding; 69,719,214 and 76,641,312 ESOP shares outstanding	146,507	146,609
Treasury stock, 44,248,626 shares at cost	(899,328)	(899,328)
Additional paid-in capital	2,669,692	2,700,925
Accumulated deficit	(82,661)	(120,569)
Accumulated other comprehensive loss	(10,132)	(13,865)
Total Parsons Corporation shareholders' equity	1,824,078	1,813,772
Noncontrolling interests	29,798	47,645
Total shareholders' equity	1,853,876	1,861,417
Total liabilities and shareholders' equity	$3,823,933	$3,937,704

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income including noncontrolling interests	$52,810	$92,016
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	106,540	95,442
Amortization of debt issue costs	2,173	760
Amortization of convertible notes discount	-	1,277
Loss (gain) on disposal of property and equipment	357	(22)
Provision for doubtful accounts	8	54
Deferred taxes	(4,369)	(763)
Foreign currency transaction gains and losses	3,107	431
Equity in earnings of unconsolidated joint ventures	(26,528)	(26,624)
Return on investments in unconsolidated joint ventures	20,547	31,189
Stock-based compensation	15,544	11,044
Contributions of treasury stock	41,312	42,006
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	70,355	(106,487)
Contract assets	13,262	(34,931)
Prepaid expenses and other assets	(19,596)	7,649
Accounts payable	(39,341)	(8,074)
Accrued expenses and other current liabilities	(86,402)	48,901
Contract liabilities	(16,294)	(18,094)
Income taxes	(498)	(6,761)
Other long-term liabilities	(17,273)	(15,574)
Net cash provided by operating activities	115,714	113,439
Cash flows from investing activities:
Capital expenditures	(12,803)	(29,178)
Proceeds from sale of property and equipment	1,049	1,053
Payments for acquisitions, net of cash acquired	(197,672)	-
Investments in unconsolidated joint ventures	(36,102)	(7,969)
Return of investments in unconsolidated joint ventures	729	17
Proceeds from sales of investments in unconsolidated joint ventures	14,335	-
Net cash used in investing activities	(230,464)	(36,077)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	-	212,900
Repayments of borrowings under credit agreement	(50,000)	(212,900)
Payments for debt costs and credit agreement	(1,937)	-
Proceeds from issuance of convertible notes	-	400,000
Payments for purchase of bond hedges	-	(54,968)
Proceeds from issuance of warrants	-	13,808
Transaction costs paid in connection with convertible notes issuance	-	(10,307)
Contributions by noncontrolling interests	1,688	491
Distributions to noncontrolling interests	(37,246)	(4,469)
Repurchases of Common Stock	(8,701)	-
Taxes paid on vested stock	(2,242)	(1,149)
Proceeds from issuance of common stock	2,773	1,684
Net cash (used in) provided by financing activities	(95,665)	345,090
Effect of exchange rate changes	(97)	(69)
Net decrease in cash, cash equivalents, and restricted cash	(210,512)	422,383
Cash, cash equivalents and restricted cash:
Beginning of year	487,215	195,374
End of period	$276,703	$617,757

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Contract Awards
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Federal Solutions	$560,733	$737,643	$2,203,767	$1,786,473
Critical Infrastructure	482,836	432,916	1,532,359	1,355,272
Total Awards	$1,043,569	$1,170,559	$3,736,126	$3,141,745

Backlog
(in thousands)

	September 30, 2021	September 30, 2020
Federal Solutions:
Funded	$1,471,631	$1,175,924
Unfunded	4,149,903	3,901,231
Total Federal Solutions	5,621,534	5,077,155
Critical Infrastructure:
Funded	2,893,008	2,619,454
Unfunded	69,997	80,001
Total Critical Infrastructure	2,963,005	2,699,455
Total Backlog	$8,584,539	$7,776,610

Book-To-Bill Ratio1:

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Federal Solutions	1.1	1.5	1.6	1.2
Critical Infrastructure	1.1	0.9	1.2	0.9
Overall	1.1	1.2	1.4	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to Parsons Corporation	$19,358	$40,658	$35,099	$76,930
Interest expense, net	3,987	5,387	13,188	13,144
Income tax provision (benefit)	9,165	16,017	18,378	32,992
Depreciation and amortization (a)	37,232	30,952	106,540	95,442
Net income attributable to noncontrolling interests	7,411	5,862	17,711	15,086
Equity-based compensation (b)	3,224	(991)	15,125	4,142
Transaction-related costs (c)	2,537	2,411	9,269	11,937
Restructuring (d)	357	365	507	1,475
Other (e)	1,121	140	3,001	1,310
Adjusted EBITDA	$84,392	$100,801	$218,818	$252,458

(a)

Depreciation and amortization for the three and nine months ended September 30, 2021 is $32.4 million and $92.6 million, respectively, in the Federal Solutions Segment and $4.8 million and $14.0 million, respectively in the Critical Infrastructure Segment.  Depreciation and amortization for the three and nine months ended September 30, 2020 is $25.7 million and $80.1 million, respectively in the Federal Solutions Segment and $5.3 million and $15.4 million, respectively in the Critical Infrastructure Segment.

(b)	Includes compensation related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$46,481	$45,874	$110,963	$125,191
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	78	62	232	210
Federal Solutions Adjusted EBITDA including noncontrolling interests	$46,559	$45,936	$111,195	$125,401

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	30,371	48,856	89,845	111,732
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	7,462	6,009	17,778	15,325
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$37,833	$54,865	$107,623	$127,057

Total Adjusted EBITDA including noncontrolling interests	$84,392	$100,801	$218,818	$252,458

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to Parsons Corporation	$19,358	$40,658	$35,099	$76,930
Acquisition related intangible asset amortization	27,039	20,881	76,048	65,707
Equity-based compensation (a)	3,224	(991)	15,125	4,142
Transaction-related costs (b)	2,537	2,411	9,269	11,937
Restructuring (c)	357	365	507	1,475
Other (d)	1,121	877	3,001	2,047
Tax effect on adjustments	(8,595)	(6,660)	(25,967)	(22,251)
Adjusted net income attributable to Parsons Corporation	45,041	57,541	113,082	139,987
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	102,478	100,737	102,464	100,700
Weighted-average number of diluted shares outstanding (e)	103,230	101,115	103,101	101,022
Adjusted net income attributable to Parsons Corporation per basic share	$0.44	$0.57	$1.10	$1.39
Adjusted net income attributable to Parsons Corporation per diluted share	$0.44	$0.57	$1.10	$1.39

(a)	Includes compensation related to cash-settled awards.
(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(e)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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PARSONS CORPORATION

Historical Quarterly Revenue by New Business Units

(in thousands)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenue
Defense & Intelligence	$343,151	$308,389	$311,102	$297,549	$333,289	$315,727	$304,739
Engineered Systems	156,140	134,286	140,967	156,424	164,867	166,483	172,832
Federal Solutions revenues	499,291	442,675	452,069	453,973	498,156	482,210	477,571
Connected Communities	91,902	81,321	89,883	114,871	116,366	98,359	101,901
Mobility Solutions	364,857	355,360	332,745	395,414	389,714	398,890	391,521
Critical Infrastructure revenues	456,759	436,681	422,628	510,285	506,080	497,249	493,422
Total Revenue	$956,050	$879,356	$874,697	$964,258	$1,004,236	$979,459	$970,993

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